Filed pursuant to Rule 433(d) - Registration statement No. 333-132108

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling collect 1-212-667-2316.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement. The information in this free writing prospectus is preliminary and is subject to completion or change.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

This free writing prospectus is being delivered to you solely to provide you with information about the asset-backed securities referred to in this free writing prospectus and to solicit an indication of interest in purchasing such securities, when, as and if issued. Any such indication of interest will not constitute a contractual commitment by you to purchase any of the securities. You may withdraw your indication of interest at any time.

The asset-backed securities referred to in this free writing prospectus are being offered when, as and if issued. Our obligation to sell securities to you is conditioned on the securities having the characteristics described in this free writing prospectus. If that condition is not satisfied, we will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion of the securities which you have indicated an interest in purchasing, and there will be no liability between us as a consequence of the non-delivery.

The information in this free writing prospectus may be based on preliminary assumptions about the pool assets and the structure. Any such assumptions are subject to change.
The information in this free writing prospectus may reflect parameters, metrics or scenarios specifically requested by you. If so, prior to the time of your commitment to purchase, you should request updated information based on any parameters, metrics or scenarios specifically required by you.

NAA "AR" SHELF - PERFORMANCE HISTORY

* Indicates information in related column is per Bloomberg as of 5/18/06 other than the "Non-Floaters" and "Floaters" sub-totals at the bottom of each deal which are weighted (by current bal.) average calculations based on the related "Product" description for each loan group.

** Indicates information in related column is per the related April 2006 remittance/investor reports other than the "Non-Floaters" and "Floaters" sub-totals at the bottom of each deal which are weighted (by current bal.) average calculations based on the related "Product" description for each loan group.

*** Indicates information in related column is calculated based on the information gathered from related remittance/investor reports and the original balances.
Negative Cum. Loss indicates a gain from liquidation.
**** Floaters - indicates AAA securities for related collateral group have floating rate coupons
***** Non-Floaters - indicates AAA securities for related collateral group DOES NOT have floating rate coupons

Close: Jul 04 (21 mos)
Loan Group	Product	Age*	Cum. Loss (%)***	Cum. Loss (BPS)***	FC %*	REO %*	OLTV %*	LTV %*	Original Bal.	Cum. Loss ($)**	Current Bal.*	Del 30%*	Del 60%*	Del 90%*	GEO*	FICO*
2004 - AR1		25	0.0099%	0.99	0.12	0.00	70.84	70.85	$389,613,911.47	$38,425.99	$169,473,658.00	0.70	0.96	1.52	n/a	0.00
Group 1	****Non-Floaters	23	0.0000%	0.00	0.93	0.00	69.80	69.80	$39,406,362.03	$-	$21,728,188.00	0.00	0.00	0.00	CA 63%	0.00
Group 2	****Non-Floaters	24	0.0000%	0.00	0.00	0.00	67.77	67.80	$56,313,032.92	$-	$38,212,387.00	0.00	1.33	0.00	CA 55%	0.00
Group 3	****Non-Floaters	24	0.0000%	0.00	0.00	0.00	67.16	67.20	$58,134,531.50	$-	$30,019,098.00	0.40	0.69	0.00	CA 27%	0.00
Group 4	****Non-Floaters	28	0.0342%	3.42	0.00	0.00	68.86	68.90	$49,956,010.28	$17,064.00	$19,026,914.00	0.00	0.00	0.00	CA 42%	0.00
Group 5A	*****Floaters	25	-0.0031%	-0.31	0.00	0.00	75.29	75.30	$101,885,353.51	$(3,176.68)	$31,734,910.00	2.45	1.23	5.67	CA 36%	0.00
Group 5B	*****Floaters	24	0.0292%	2.92	0.00	0.00	75.94	75.90	$83,918,621.23	$24,538.67	$28,752,161.00	0.98	1.79	2.71	CA 31%	0.00
****Non-Floaters	****Non-Floaters	25	0.0084%	0.84	0.19	0.00	68.20	68.20	$203,809,936.73	$17,064.00	$108,986,587.00	0.11	0.66	0.00	CA 47%	0.00
*****Floaters	*****Floaters	25	0.0115%	1.15	0.00	0.00	75.60	75.60	$185,803,974.74	$21,361.99	$60,487,071.00	1.76	1.50	4.26	CA 33%	0.00

Close: Sep 04 (19 mos)
Loan Group	Product	Age*	Cum. Loss (%)***	Cum. Loss (BPS)***	FC %*	REO %*	OLTV %*	LTV %*	Original Bal.	Cum. Loss ($)**	Current Bal.*	Del 30%*	Del 60%*	Del 90%*	GEO*	FICO*
2004 - AR2		21	0.0049%	0.49	3.37	1.07	77.59	77.60	$376,259,884.25	$18,559.75	$158,478,921.00	1.87	0.79	0.90	CA 15%	0.00
Group 1	****Non-Floaters	21	0.0000%	0.00	3.85	0.68	78.13	78.10	$69,193,977.73	$-	$22,572,527.00	2.72	1.35	0.56	CA 25%	0.00
Group 2	*****Floaters	21	0.0000%	0.00	4.39	1.48	77.49	77.50	$76,856,208.85	$-	$31,994,000.00	0.00	2.30	0.00	NY 28%	0.00
Group 3	*****Floaters	21	0.0081%	0.81	2.96	1.03	77.50	77.50	$230,209,697.67	$18,559.75	$103,912,393.00	2.26	0.21	1.25	MA 15%	0.00
****Non-Floaters	****Non-Floaters	21	0.0000%	0.00	3.85	0.68	78.13	78.10	$69,193,977.73	$-	$22,572,527.00	2.72	1.35	0.56	CA 25%	0.00
*****Floaters	*****Floaters	21	0.0060%	0.60	3.30	1.14	77.50	77.50	$307,065,906.52	$18,559.75	$135,906,393.00	1.73	0.70	0.96	n/a	0.00

Close: Nov 04 (17 mos)
Loan Group	Product	Age*	Cum. Loss (%)***	Cum. Loss (BPS)***	FC %*	REO %*	OLTV %*	LTV %*	Original Bal.	Cum. Loss ($)**	Current Bal.*	Del 30%*	Del 60%*	Del 90%*	GEO*	FICO*
2004 - AR3		20	0.0020%	0.20	2.10	0.35	75.95	76.00	$395,175,775.55	$8,069.12	$205,591,950.00	0.91	0.23	0.20	CA 14%	0.00
Group 1	****Non-Floaters	21	0.0000%	0.00	0.00	0.51	69.79	69.80	$71,107,274.71	$-	$48,856,516.00	0.67	0.00	0.00	NJ 20%	0.00
Group 2	*****Floaters	19	0.0000%	0.00	3.09	1.01	75.92	75.90	$80,360,513.17	$-	$36,953,075.00	0.00	0.00	0.00	CA 26%	0.00
Group 3	*****Floaters	19	0.0033%	0.33	2.65	0.09	78.47	78.50	$243,707,987.67	$8,069.12	$119,782,360.00	1.30	0.39	0.34	MA 16%	0.00
****Non-Floaters	****Non-Floaters	21	0.0000%	0.00	0.00	0.51	69.79	69.80	$71,107,274.71	$-	$48,856,516.00	0.67	0.00	0.00	NJ 20%	0.00
*****Floaters	*****Floaters	19	0.0025%	0.25	2.75	0.31	77.87	77.89	$324,068,500.84	$8,069.12	$156,735,435.00	0.99	0.30	0.26	n/a	0.00

Close: Dec 04 (16 mos)
Loan Group	Product	Age*	Cum. Loss (%)***	Cum. Loss (BPS)***	FC %*	REO %*	OLTV %*	LTV %*	Original Bal.	Cum. Loss ($)**	Current Bal.*	Del 30%*	Del 60%*	Del 90%*	GEO*	FICO*
2004 - AR4		18	0.0323%	3.23	2.61	0.37	75.46	75.50	$434,170,602.39	$140,088.60	$231,118,821.00	1.14	0.33	0.00	CA 22%	0.00
Group 1	****Non-Floaters	18	0.0000%	0.00	0.00	0.00	72.26	72.30	$47,781,520.34	$-	$36,168,022.00	1.03	0.00	0.00	CA 20%	0.00
Group 2	*****Floaters	18	0.0577%	5.77	2.88	0.59	75.02	75.00	$242,832,249.50	$140,088.60	$123,783,039.00	1.43	0.41	0.00	CA 27%	0.00
Group 3	*****Floaters	18	0.0000%	0.00	3.45	0.18	77.86	77.90	$143,556,832.55	$-	$71,167,760.00	0.69	0.37	0.00	MA 18%	0.00
****Non-Floaters	****Non-Floaters	18	0.0000%	0.00	0.00	0.00	72.26	72.30	$47,781,520.34	$-	$36,168,022.00	1.03	0.00	0.00	CA 20%	0.00
*****Floaters	*****Floaters	18	0.0363%	3.63	3.09	0.44	76.06	76.06	$386,389,082.05	$140,088.60	$194,950,799.00	1.16	0.40	0.00	n/a	0.00

Close: Feb 05 (14 mos)
Loan Group	Product	Age*	Cum. Loss (%)***	Cum. Loss (BPS)***	FC %*	REO %*	OLTV %*	LTV %*	Original Bal.	Cum. Loss ($)**	Current Bal.*	Del 30%*	Del 60%*	Del 90%*	GEO*	FICO*
2005 - AR1		16	0.0039%	0.39	3.25	0.39	77.03	77.00	$372,581,567.30	$14,546.11	$234,570,549.00	0.61	0.49	0.12	CA 31%	0.00
Group 1	****Non-Floaters	16	0.0024%	0.24	0.00	0.00	75.00	75.00	$86,906,708.21	$2,080.26	$65,403,058.00	0.20	0.37	0.00	CA 36%	0.00
Group 2	*****Floaters	16	0.0044%	0.44	4.51	0.53	77.82	77.80	$285,674,859.09	$12,465.85	$169,167,491.00	0.77	0.53	0.16	CA 30%	0.00
****Non-Floaters	****Non-Floaters	16	0.0024%	0.24	0.00	0.00	75.00	75.00	$86,906,708.21	$2,080.26	$65,403,058.00	0.20	0.37	0.00	CA 36%	0.00
*****Floaters	*****Floaters	16	0.0044%	0.44	4.51	0.53	77.82	77.80	$285,674,859.09	$12,465.85	$169,167,491.00	0.77	0.53	0.16	CA 30%	0.00

Close: Apr 05 (12 mos)
Loan Group	Product	Age*	Cum. Loss (%)***	Cum. Loss (BPS)***	FC %*	REO %*	OLTV %*	LTV %*	Original Bal.	Cum. Loss ($)**	Current Bal.*	Del 30%*	Del 60%*	Del 90%*	GEO*	FICO*
2005 - AR 2		14	0.0006%	0.06	2.33	0.18	77.48	77.50	$504,432,505.30	$2,973.90	$360,469,245.00	1.40	0.43	0.15	CA 17%	0.00
Group 1	****Non-Floaters	14	0.0000%	0.00	0.00	0.00	74.92	74.90	$36,157,767.35	$-	$27,124,734.00	0.00	0.00	0.00	CA 27%	0.00
Group 2	****Non-Floaters	15	0.0000%	0.00	0.84	0.00	75.47	75.50	$114,006,295.34	$-	$95,722,557.00	0.86	0.00	0.00	FL 18%	0.00
Group 3	*****Floaters	14	0.0000%	0.00	3.58	0.36	77.15	77.20	$155,529,744.81	$-	$103,080,326.00	2.44	0.19	0.37	CA 24%	0.00
Group 4	*****Floaters	14	0.0015%	0.15	2.91	0.20	79.68	79.70	$198,738,697.80	$2,973.90	$134,541,628.00	1.27	1.01	0.10	FL 16%	0.00
****Non-Floaters	****Non-Floaters	15	0.0000%	0.00	0.65	0.00	75.35	75.37	$150,164,062.69	$-	$122,847,291.00	0.67	0.00	0.00	n/a	0.00
*****Floaters	*****Floaters	14	0.0008%	0.08	3.20	0.27	78.58	78.62	$354,268,442.61	$2,973.90	$237,621,954.00	1.78	0.65	0.22	n/a	0.00

Close: Jun 05 (10 mos)
Loan Group	Product	Age*	Cum. Loss (%)***	Cum. Loss (BPS)***	FC %*	REO %*	OLTV %*	LTV %*	Original Bal.	Cum. Loss ($)**	Current Bal.*	Del 30%*	Del 60%*	Del 90%*	GEO*	FICO*
2005 - AR3		12	0.0000%	0.00	0.47	0.00	77.96	78.00	$518,297,615.44	$-	$411,266,385.00	0.34	0.45	1.59	CA 23%	706.60
Group 1	*****Floaters	13	0.0000%	0.00	0.91	0.00	79.45	79.50	$289,012,434.88	$-	$212,815,021.00	0.48	0.88	2.32	CA 20%	700.48
Group 2	****Non-Floaters	13	0.0000%	0.00	0.00	0.00	77.13	77.10	$83,591,796.99	$-	$71,859,896.00	0.20	0.00	0.51	CA 32%	711.37
Group 3	****Non-Floaters	12	0.0000%	0.00	0.00	0.00	75.93	75.90	$145,693,383.57	$-	$126,591,468.00	0.18	0.00	0.98	FL 22%	714.16
****Non-Floaters	****Non-Floaters	13	0.0000%	0.00	0.68	0.00	78.86	78.89	$229,285,180.56	$-	$198,451,364.00	0.41	0.66	1.86	n/a	703.23
*****Floaters	*****Floaters	13	0.0000%	0.00	0.91	0.00	79.45	79.50	$289,012,434.88	$-	$212,815,021.00	0.48	0.88	2.32	CA 20%	700.48

Close: Jul 05 (9 mos)
Loan Group	Product	Age*	Cum. Loss (%)***	Cum. Loss (BPS)***	FC %*	REO %*	OLTV %*	LTV %*	Original Bal.	Cum. Loss ($)**	Current Bal.*	Del 30%*	Del 60%*	Del 90%*	GEO*	FICO*
2005 - AR4		11	0.0000%	0.00	2.19	0.19	75.31	75.30	$500,835,194.00	$-	$417,983,123.00	1.02	0.13	0.43	CA 37%	708.03
Group 1	****Non-Floaters	13	0.0000%	0.00	0.00	0.00	70.42	70.40	$32,731,923.02	$-	$21,179,101.00	0.00	0.00	2.83	FL 40%	712.67
Group 2	****Non-Floaters	12	0.0000%	0.00	0.00	0.00	74.32	74.30	$25,361,983.21	$-	$19,371,583.00	0.00	0.00	0.56	CA 35%	705.42
Group 3	****Non-Floaters	11	0.0000%	0.00	0.48	0.00	73.88	73.90	$110,518,227.64	$-	$97,638,281.00	0.89	0.00	0.00	CA 55%	722.04
Group 4	****Non-Floaters	11	0.0000%	0.00	1.49	0.00	73.39	73.40	$106,342,978.90	$-	$99,710,210.00	0.33	0.00	0.31	CA 41%	715.90
Group 5	*****Floaters	11	0.0000%	0.00	4.01	0.44	77.83	77.80	$225,880,081.23	$-	$180,083,948.00	1.69	0.31	0.43	CA 26%	695.73
****Non-Floaters	****Non-Floaters	11	0.0000%	0.00	0.82	0.00	73.40	73.41	$274,955,112.77	$-	$237,899,175.00	0.50	0.00	0.43	n/a	717.28
*****Floaters	*****Floaters	11	0.0000%	0.00	4.01	0.44	77.83	77.80	$225,880,081.23	$-	$180,083,948.00	1.69	0.31	0.43	CA 26%	695.73

Close: Sep 05 (7 mos)
Loan Group	Product	Age*	Cum. Loss (%)***	Cum. Loss (BPS)***	FC %*	REO %*	OLTV %*	LTV %*	Original Bal.	Cum. Loss ($)**	Current Bal.*	Del 30%*	Del 60%*	Del 90%*	GEO*	FICO*
2005 - AR5		10	0.0000%	0.00	1.56	0.21	76.36	76.40	$545,195,120.61	$-	$453,054,423.00	0.82	0.66	0.05	CA 30%	706.57
Group 1	****Non-Floaters	10	0.0000%	0.00	0.89	0.00	73.87	73.90	$47,112,333.99	$-	$41,736,133.00	0.00	3.22	0.00	CA 55%	717.08
Group 2	****Non-Floaters	10	0.0000%	0.00	1.09	0.00	74.22	74.20	$106,147,219.69	$-	$97,364,056.00	0.55	0.00	0.00	CA 38%	720.26
Group 3	*****Floaters	10	0.0000%	0.00	1.79	0.30	77.36	77.40	$391,935,566.93	$-	$313,954,235.00	1.01	0.53	0.08	CA 24%	700.91
****Non-Floaters	****Non-Floaters	10	0.0000%	0.00	1.03	0.00	74.11	74.11	$153,259,553.68	$-	$139,100,189.00	0.38	0.97	0.00	CA 43%	719.31
*****Floaters	*****Floaters	10	0.0000%	0.00	1.79	0.30	77.36	77.40	$391,935,566.93	$-	$313,954,235.00	1.01	0.53	0.08	CA 24%	700.91

Close: Nov 05 (5 mos)
Loan Group	Product	Age*	Cum. Loss (%)***	Cum. Loss (BPS)***	FC %*	REO %*	OLTV %*	LTV %*	Original Bal.	Cum. Loss ($)**	Current Bal.*	Del 30%*	Del 60%*	Del 90%*	GEO*	FICO*
2005 - AR6		8	0.0000%	0.00	0.77	0.00	74.97	75.00	655,477,464.00	$-	$601,916,108.00	1.00	0.24	0.00	CA 42%	699.46
Group 1	****Non-Floaters	8	0.0000%	0.00	0.62	0.00	75.14	75.10	70,367,556.00	$-	$67,132,026.00	2.02	0.30	0.00	CA 43%	709.21
Group 2	****Non-Floaters	8	0.0000%	0.00	0.00	0.00	69.27	69.30	85,858,200.00	$-	$81,140,101.00	0.54	0.00	0.00	CA 63%	700.80
Group 3	****Non-Floaters	8	0.0000%	0.00	0.18	0.00	74.66	74.70	79,889,908.00	$-	$76,079,667.00	0.18	0.00	0.00	CA 20%	707.11
Group 4	*****Floaters	8	0.0000%	0.00	1.08	0.00	76.22	76.20	419,361,801.00	$-	$377,564,314.00	1.08	0.32	0.00	CA 42%	695.89
****Non-Floaters	****Non-Floaters	8	0.0000%	0.00	0.25	0.00	72.85	72.87	$236,115,664.00	$-	$224,351,794.00	0.86	0.09	0.00	CA 43%	705.46
*****Floaters	*****Floaters	8	0.0000%	0.00	1.08	0.00	76.22	76.20	$419,361,801.00	$-	$377,564,314.00	1.08	0.32	0.00	CA 42%	695.89

Close: Jan 06 (3 mos)
Loan Group	Product	Age*	Cum. Loss (%)***	Cum. Loss (BPS)***	FC %*	REO %*	OLTV %*	LTV %*	Original Bal.	Cum. Loss ($)**	Current Bal.*	Del 30%*	Del 60%*	Del 90%*	GEO*	FICO*
2006 - AR1		6	0.0000%	0.00	0.00	0.00	73.76	73.78	$443,319,393.54	$-	$165,570,650.61	1.97	0.00	0.00	0.00	698.41
Group 1	****Non-Floaters	6	0.0000%	0.00	0.00	0.00	73.47	73.50	$34,439,064.98	$-	$33,179,146.00	0.74	0.00	0.00	CA 50%	698.80
Group 2	****Non-Floaters	7	0.0000%	0.00	0.00	0.00	71.82	71.80	$115,700,424.36	$-	$113,687,570.00	1.73	0.00	0.00	CA 37%	708.93
Group 3	****Non-Floaters	10	0.0000%	0.00	0.00	0.00	68.92	68.90	$28,612,518.63	$-	$28,587,926.00	0.00	0.00	0.00	CA 33%	726.00
Group 4	****Non-Floaters	10	0.0000%	0.00	0.00	0.00	64.95	65.00	$19,101,262.42	$-	$18,652,600.00	0.00	0.00	0.00	CA 63%	728.83
Group 5	*****Floaters	5	0.0000%	0.00	0.00	0.00	75.97	76.00	$245,466,123.15	$-	$236,000,227.00	2.26	0.00	0.00	CA 44%	687.82
****Non-Floaters	****Non-Floaters	8	0.0000%	0.00	0.00	0.00	71.01	71.00	$197,853,270.39	$-	$194,107,242.00	1.14	0.00	0.00	CA 41%	711.63
*****Floaters	*****Floaters	5	0.0000%	0.00	0.00	0.00	75.97	76.00	$245,466,123.15	$-	$236,000,227.00	2.26	0.00	0.00	CA 44%	687.82

Loan Group	Product	Age*	Cum. Loss (%)***	Cum. Loss (BPS)***	FC %*	REO %*	OLTV %*	LTV %*	Original Bal.	Cum. Loss ($)**	Current Bal.*	Del 30%*	Del 60%*	Del 90%*	GEO*	FICO*
2006 - AR 2		4	0.0000%	0.00	0.00	0.00	75.35	75.34	$365,384,961.84	$-	$159,316,166.18	0.00	0.00	0.00	CA 39%	693.23
Group 1	****Non-Floaters	4	0.0000%	0.00	0.00	0.00	74.93	74.90	$32,062,667.99	$-	$32,064,148.00	0.00	0.00	0.00	CA 48%	689.90
Group 2	****Non-Floaters	3	0.0000%	0.00	0.00	0.00	74.35	74.40	$128,209,487.60	$-	$126,404,186.00	0.00	0.00	0.00	CA 27%	697.58
Group 3	*****Floaters	4	0.0000%	0.00	0.00	0.00	76.04	76.00	$205,112,806.25	$-	$199,780,082.00	0.00	0.00	0.00	CA 45%	691.04
****Non-Floaters	****Non-Floaters	4	0.0000%	0.00	0.00	0.00	74.47	74.50	$160,272,155.59	$-	$158,468,334.00	0.00	0.00	0.00	CA 32%	696.03
*****Floaters	*****Floaters	4	0.0000%	0.00	0.00	0.00	76.04	76.00	$205,112,806.25	$-	$199,780,082.00	0.00	0.00	0.00	CA 45%	691.04